Exhibit 99.1

December 14, 2012

Dear Shareholder:

Your Board of Directors recently declared a special dividend of $2 per share to shareholders of record on November 30th this year.

The company has continued to perform very well in recent years, particularly during 2012. Through the first three quarters of 2012, we have generated $686 million of revenue, a pre-tax margin of almost 15% and net income of almost $64 million or $3.31 per fully diluted share. Our balance sheet remains very strong - $357 million in unrestricted cash and debt of $157 million.

Since our last special dividend in mid-2010, the company’s top line will have grown almost 40% by the end of 2012 while earnings should be up 30%.   We have continued to refine our small city model and maintain our industry leading margins at the same time.  We have had 39 quarters in a row of profitability and are working on our 40th, I am happy to say.

We are proud to be one of the most profitable companies in our space.  Just as the first special dividend was a return of your capital in 2010, so is this 2012 payment.  We are focused on seeing all of our interest groups succeed, our customers, our team members and, of course, our shareholders.

We are in the enviable position of having sufficient capital to grow at a comfortable pace and take advantage of our tremendous growth prospects, but also to return capital to shareholders. In addition to this special dividend, we have also been re-purchasing stock under our previously authorized share re-purchase program. As of December 7, 2012, we have approximately $42.3 million of remaining authority for future share re-purchases.

Special dividends in this space are unusual. The current conditions and our performance convinced the board that this dividend was appropriate. Your Board of Directors will continue to evaluate this and other methods for returning excess capital to our shareholders in the future.

In the meantime, thank you for your continued confidence in Allegiant.  We will continue to strive for excellence in our performance.  Since 2002, we have been a profitable, growing company – 39 quarters in a row.  We intend to continue this performance.

All the best,

Maurice J. Gallagher
Chairman of the Board and
Chief Executive Officer